EXHIBIT 99.1


                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 255-4740
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


                  CRIIMI MAE Reports Second Quarter Net Income

Rockville, MD, August 3, 2005 - - CRIIMI MAE Inc. (NYSE: CMM) today reported net income to common shareholders for the second quarter of 2005 of $1.0 million, or $0.06 per diluted share, compared to $18.1 million (including a $14.3 million net gain on derivatives), or $1.15 per diluted share, for the second quarter of 2004.

                         SECOND QUARTER 2005 HIGHLIGHTS

--------------------------------------------------------------------------------

- Book value and adjusted book value (described below) increased to $23.83 and $17.95, respectively, per diluted common share at June 30, 2005
- Generated $11.2 million of cash during the second quarter from the retained CMBS portfolio and non-core assets
-   Total liquidity at June 30, 2005 increased to $58 million
- Special Servicing portfolio decreased by 37% to $515 million as of June 30, 2005 compared to $821 million as of December 31, 2004
- Overall expected loss estimate related to CMBS decreased to $589 million as of June 30, 2005
-   Recognized $2.1 million of net losses on derivatives

--------------------------------------------------------------------------------

Barry Blattman, Chairman and Chief Executive Officer, said: "We are pleased by the 37% reduction in the balance of loans in special servicing during the first half of 2005. By capitalizing on improving conditions in the hotel sector and overall economy, our asset management group has significantly reduced the balance of specially-serviced hotel loans since the beginning of 2005. During the second quarter, our overall expected loss estimate related to our CMBS declined by $30 million to $589 million as of June 30, 2005, primarily as a result of a change in our estimate of the amount and timing of resolutions and dispositions of certain specially-serviced assets. Our retained CMBS portfolio continues to generate significant cash flow, which totaled $10.4 million for the second quarter."

FINANCIAL RESULTS

Second Quarter Net Income
For the three months ended June 30, 2005, net income to common shareholders was $1.0 million, or $0.06 per diluted common share, compared to $18.1 million, or $1.15 per diluted common share, for the second quarter of 2004. Results for the second quarter of 2005 included net interest margin of $8.8 million, servicing revenues of $1.6 million, corporate general and administrative expenses of $3.0 million and other charges totaling $2.3 million.

Net Interest Margin for the Three Months Ended June 30, 2005
------------------------------------------------------------
CRIIMI MAE's net interest margin decreased to $8.8 million for the three months ended June 30, 2005 compared to $13.1 million for the corresponding period in 2004 primarily due to the higher cost of financing the $260 million (face amount) of non-recourse match-funded debt issued as part of the Company's refinancing transaction in June 2004.

During the second quarter of 2005, the Company's average total debt balance was $608 million compared to $679 million for the second quarter of 2004. The weighted average effective interest rate on the Company's total average debt outstanding during the second quarter was 8.8% compared to 7.0% for the same period in 2004.

Servicing Revenues
------------------
Servicing revenues in the second quarter of 2005 decreased by $1.4 million to $1.6 million as compared to $3.0 million for the same period in 2004 primarily due to a reduction in routine servicing fees as a result of a decline in underlying mortgage loans of $2.2 billion since June 2004 and a reduction in non-routine fees associated with the resolution and disposition of loans in special servicing.

Corporate General and Administrative Expenses
---------------------------------------------
During the three months ended June 30, 2005, corporate G&A of $3.0 million included the incurrence of certain non-routine expenses including legal and other fees incurred in connection with the Board of Directors' review of strategic alternatives of $374,000.

Other Items
-----------
For the second quarter of 2005, other charges totaling $2.3 million included a net loss on derivatives of $2.1 million. The Company purchased an interest rate swap in August 2004, and options on interest rate swaps in March and May of 2005. The options purchased in 2005, which have expired as of July 2005, were acquired to manage the risk that an increase in interest rates would reduce the fair value of our interest in the retained CMBS portfolio. This swap and options to purchase swaps were not designated as hedging instruments and, as a result, changes in fair value were recognized in current period earnings as a net loss on derivatives.

For the second quarter of 2004, other items included a net gain on derivatives of $14.3 million resulting primarily from an increase in fair value of interest rate swaps which were liquidated in connection with the Company's June 2004 refinancing transaction, impairment charges on CMBS of $1.1 million, and a net loss on extinguishment of debt of $4.5 million due to the write-off of unamortized discount and deferred financing costs related to the extinguishment of certain recourse debt (including termination fees) and non-recourse debt related to the Company's insured mortgage portfolios.

Year to Date Net Income
For the six months ended June 30, 2005, net income to common shareholders was $1.8 million, or $0.11 per diluted common share, compared to $20.6 million, or $1.31 per diluted common share, for the first six months of 2004. Results for the first half of 2005 included net interest margin of $18.3 million, servicing revenues of $3.6 million, corporate general and administrative expenses of $5.8 million and other charges totaling $5.3 million.

Net Interest Margin for the Six Months Ended June 30, 2005
----------------------------------------------------------
CRIIMI MAE's net interest margin decreased to $18.3 million for the six months ended June 30, 2005 compared to $24.0 million for the first half of 2004 primarily due to the increased cost of borrowing  resulting from the issuance of $260 million of non-recourse debt in June 2004 and a  decrease  in  interest  income  as a result  of  significant
prepayments  of  the  mortgages   underlying  the  Company's   insured  mortgage
securities.

Servicing Revenues
------------------
Servicing revenues for the first six months of 2005 decreased by $2.5 million to $3.6 million as compared to $6.0 million for the first six months of 2004 primarily due to a reduction in fees, as discussed above.

Corporate General and Administrative Expenses
---------------------------------------------
Corporate general and administrative expenses of $5.8 million during the first half of 2005 included legal and certain other fees related to our Board's review of strategic alternatives of $913,000.

Other Items
-----------
For the six months ended June 30, 2005, other charges totaling $5.3 million included impairment charges on certain of the Company's CMBS of $3.5 million and a net loss on derivatives of $1.7 million. The impairment charges on CMBS were calculated as the difference between the fair value and amortized cost of certain of the Company's CMBS and resulted primarily from a change in the timing of anticipated cash flows for these CMBS. The Company's interest rate swaps and options on interest rate swaps, as described above, were not designated as hedging instruments and, as a result, changes in fair value were recognized in current period earnings as a net loss on derivatives.

For the six months ended June 30, 2004, other items included a net gain on derivatives of $14.6 million and a net loss on extinguishment of debt of $5.2 million, as described above, and impairment charges totaling $4.8 million, including a $3.1 million write down on two of the Company's non-core assets and $1.6 million on one of the Company's CMBS.

LIQUIDITY AND SHAREHOLDERS' EQUITY

Increased Liquidity
As of June 30, 2005, total liquidity approximated $57.7 million, including approximately $52.3 million of cash and cash equivalents and $5.4 million in liquid securities, compared to total liquidity of $45.1 million at December 31, 2004.

CRIIMI MAE's retained CMBS portfolio, along with its other non-core assets, continued to generate significant cash in the second quarter of 2005. Sources of cash included $10.4 million from the retained CMBS portfolio and $800,000 from its non-core assets. Cash outflows during the second quarter of 2005 included interest payments on the Company's debt (excluding match-funded debt) of $2.8 million, $3.0 million of corporate general and administrative expenses, $180,000 in interest rate swap payments, $434,000 of maintenance fee expense and $1.5 million for payment of preferred dividends.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its tax net operating loss (NOL) carryforwards. As a result of the Company's election to be taxed as a trader in 2000, the Company has accumulated unused NOLs of approximately $288.5 million as of June 30, 2005. Any accumulated and unused net operating losses, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized.

As discussed in the Company's quarterly and annual reports filed with the Securities and Exchange Commission, the Company's future use of NOLs for tax purposes could be substantially limited in the event of an "ownership change" as defined under Section 382 of the Internal Revenue Code.

Shareholders' Equity
As of June 30, 2005, shareholders' equity increased to approximately $436.6 million or $23.83 per diluted common share as compared to $428.1 million or $23.49 per diluted common share at December 31, 2004. The diluted book value per common share is based on total shareholders' equity less the liquidation value of the Company's then outstanding preferred stock. The net increase in total shareholders' equity was primarily attributable to a $6.5 million increase in the value of the Company's CMBS, due principally to a reduction in long term interest rates.

Shareholders' equity as of June 30, 2005 includes, among other things, the excess of the carrying amount of the Company's CMBS rated AAA and the senior interest in its BBB- rated CMBS over the related non-recourse debt. The Company does not actually own these assets but is required by GAAP to include them on its balance sheet. After removing the net impact of the CMBS pledged to secure non-recourse debt and the related non-recourse debt, the adjusted book value was $17.95 per diluted common share and $17.27 per diluted common share as of June 30, 2005 and December 31, 2004, respectively. The net increase in adjusted book value is primarily attributable to an increase in the value of the retained CMBS portfolio as described above. The Company believes adjusted book value per diluted common share provides a more meaningful measure of book value because the Company receives no cash flows from the CMBS pledged to secure non-recourse debt that are reflected on its consolidated balance sheet and used to calculate its book value in accordance with GAAP. All cash flows related to the CMBS pledged to secure non-recourse debt are used to service the related non-recourse debt. The reconciliation of this non-GAAP financial measure to shareholders' equity is presented in the tables that follow.

CRIIMI MAE had 15,588,167 and 15,546,667 common shares outstanding as of June 30, 2005 and December 31, 2004, respectively. As of August 2, 2005, the Company has 15,598,447 common shares outstanding.

EXISTING OPERATIONS

As of June 30, 2005, specially serviced mortgage loans decreased to $515.1 million, or 4.3% of the aggregate $12.1 billion of mortgage loans underlying the Company's CMBS, as compared to $820.5 million, or 6.2% of an aggregate $13.2 billion of mortgage loans underlying the Company's CMBS as of December 31, 2004. Hotel property mortgage loans accounted for $151.3 million, or 29% of the special servicing portfolio at quarter end, down from $375.7 million, or 46% of the special servicing portfolio at year end primarily due to the transfer of the Shilo Inn loans. The Shilo Inn loans, consisting of 23 mortgage loans with an aggregate principal balance of $134.5 million and secured by 23 hotel properties, were returned to the respective master servicers as "corrected loans," as of June 30, 2005. There can be no assurance that any of the performing mortgage loans, including corrected loans, in the mortgage loan pool underlying our CMBS will continue to perform under their terms.

The Company decreased its overall expected loss estimate related to its CMBS from $628 million at December 31, 2004 to $589 million at June 30, 2005, including cumulative actual realized losses of approximately $306 million from 1999 through June 30, 2005. These remaining expected losses of $283 million are anticipated to occur through the life of the Company's CMBS.

SECOND QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its second quarter 2005 results on Monday, August 8, 2005 at 11:00 am ET. To access the conference call, please dial in to the following: Teleconference # 1-866-770-7146 (North America), 1-617-213-8068 (International). Please refer to passcode 93739336. To access the call by audio webcast, go to CRIIMI MAE's web site at www.criimimaeinc.com and click on the link on the home page.

THE COMPANY

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets. Historically, CRIIMI MAE's primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS).

For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategic alternatives, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans, or complete other investment strategies, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trend in interest rates (including LIBOR) and the impact on the Company's asset values and borrowing costs; the trends in the commercial real estate and CMBS markets; competitive pressures; the trend and effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company's equity and cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company's trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; as well as the risks and uncertainties that are set forth from time to time in the Company's publicly filed reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

--------------------------------------------------------------------------------
                                 CRIIMI MAE INC.
                  CONSOLIDATED STATEMENTS OF INCOME (unaudited)
--------------------------------------------------------------------------------

                                                      For the three months ended June 30,         For the six months ended June 30,
                                                      2005                      2004              2005                      2004
                                                   ----------                ---------          --------                  --------
Interest income:
     CMBS:
      CMBS pledged to secure recourse debt        $ 2,816,833                $ 16,965,214      $ 5,619,307             $ 32,725,155
      CMBS                                          6,635,135                           -       13,657,337                        -
      CMBS pledged to secure non-recourse debt     12,549,402                   6,555,031       25,005,638               13,086,534
     Insured mortgage securities                      253,521                   1,385,826          592,506                3,403,931
                                                  -----------                ------------      -----------             ------------
        Total interest income                      22,254,891                  24,906,071       44,874,788               49,215,620
                                                  -----------                ------------      -----------             ------------

Interest expense:
     Recourse debt                                  1,787,669                   4,823,673        3,520,675                9,656,223
     Non-recourse debt                             11,619,792                   6,949,481       23,040,513               15,462,623
     Other                                              2,468                      38,003            7,055                   80,451
                                                  -----------                ------------      -----------             ------------
        Total interest expense                     13,409,929                  11,811,157       26,568,243               25,199,297
                                                  -----------                ------------      -----------             ------------

        Net interest margin                         8,844,962                  13,094,914       18,306,545               24,016,323
                                                  -----------                ------------      -----------             ------------
Fee/other income:
     Servicing revenue                              1,588,744                   3,012,501        3,559,615                6,020,317
     Other income                                     328,362                     221,150          693,599                  963,040
                                                  -----------                ------------      -----------             ------------
       Total fee/other income                       1,917,106                   3,233,651        4,253,214                6,983,357
                                                  -----------                ------------      -----------             ------------


Operating expenses:
     General and administrative expenses            2,986,526                   2,610,357        5,802,622                5,321,510
     Equity compensation expense                      265,101                     144,465          552,701                  288,929
     Depreciation and amortization                     77,352                     100,621          678,374                  217,034
     Servicing general and administrative
       expenses                                     1,937,185                   1,843,012        4,038,550                3,768,382
     Servicing amortization, depreciation, and
       impairment expenses                            283,404                     244,443          496,431                  475,186
     BREF maintenance fee                             434,000                     434,000          868,000                  868,000
                                                  -----------                ------------      -----------             ------------
        Total operating expenses                    5,983,568                   5,376,898       12,436,678               10,939,041
                                                  -----------                ------------      -----------             ------------

Other:
     Net losses on insured mortgage security
       dispositions                                   (39,225)                    (29,140)        (116,448)                (654,953)
     Net loss on extinguishment of debt                     -                  (4,493,651)               -               (5,200,767)
     Impairment of REO asset                                -                           -                -               (2,608,740)
     Impairment of CMBS                                     -                  (1,118,990)      (3,484,905)              (1,637,205)
     Impairment of mezzanine loan                           -                           -                -                 (526,865)
     Net (loss) gain on derivatives                (2,141,388)                 14,255,164       (1,651,922)              14,573,324
     Net expenses from lease termination and
       recapitalization                              (112,672)                          -          (75,067)                (242,840)
                                                  -----------                ------------      -----------             ------------
        Total other                                (2,293,285)                  8,613,383       (5,328,342)               3,701,954
                                                  -----------                ------------      -----------             ------------

Net income before dividends paid on preferred
  shares                                            2,485,215                  19,565,050        4,794,739               23,762,593
Dividends paid on preferred shares                 (1,481,708)                 (1,481,710)      (2,963,416)              (3,208,270)
                                                  -----------                ------------      -----------             ------------
Net income to common shareholders                 $ 1,003,507                $ 18,083,340      $ 1,831,323             $ 20,554,323
                                                  ===========                ============      ===========             ============

     Earnings per common share:
       Basic                                           $ 0.06                      $ 1.17           $ 0.12                   $ 1.33
                                                  ===========                ============      ===========             ============
       Diluted                                         $ 0.06                      $ 1.15           $ 0.11                   $ 1.31

                                                  ===========                ============      ===========             ============

     Shares used in computing basic earnings
       per share                                   15,520,484                  15,412,242       15,518,397               15,399,074
                                                  ===========                ============      ===========             ============
     Shares used in computing diluted earnings
       per share                                   16,018,296                  15,684,615       15,982,303               15,679,036
                                                  ===========                ============      ===========             ============
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

                                 CRIIMI MAE INC.

------------------------------------------------------------------------------------------------------------------------------------
                                                                              As of                             As of
Balance Sheet Data                                                        June 30, 2005                   December 31, 2004
                                                                           (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Retained CMBS Portfolio, at fair value                                    $ 341,341,403                      $ 334,903,970

CMBS pledged to secure non-recourse debt, at fair value                     623,516,587                        625,752,451

Insured mortgage securities, at fair value                                    9,516,130                         37,783,332

Cash and cash equivalents                                                    52,320,100                         41,073,516

TOTAL ASSETS                                                              1,054,728,693                      1,069,939,392

Total recourse debt                                                          73,681,667                         73,681,667

Total non-recourse debt (match-funded and other non-recourse debt)          530,498,517                        556,323,307

TOTAL DEBT                                                                  604,180,184                        630,004,974

SHAREHOLDERS' EQUITY                                                        436,572,414                        428,057,560

------------------------------------------------------------------------------------------------------------------------------------

                                                                                  For the three months ended
Significant Sources and Uses of Cash (unaudited)                         June 30, 2005                    March 31, 2005
(in millions)                                                            -------------                    -----------

Sources and Uses of Cash Related to Other Activities (1):
--------------------------------------------------------
     Cash received from Retained CMBS Portfolio                             $ 10.4                           $ 11.4
     Cash from non-core assets (2)                                             0.8                              1.0
     Cash used to service debt, excluding match-funded debt:
       Interest payments (3)                                                  (2.8)                            (0.5)
     Cash used to make interest rate swap payments                            (0.2)                            (0.2)
     General and administrative expenses (4)                                  (3.0)                            (2.8)
     BREF maintenance fee (4)                                                 (0.4)                            (0.4)
     Cash used to pay preferred dividends                                     (1.5)                            (1.5)

Sources and Uses of Cash Related to Equity/Other Transactions:
-------------------------------------------------------------
     Cash used to purchase option on swap                                     (0.2)                            (0.3)



(1) The amounts in this summary do not include cash received on our CMBS pledged to secure non-recourse debt and the associated non-recourse debt payments. CMSLP's cash is not used to service our debt or pay dividends and is therefore excluded from this summary table. CMSLP retains its cash to fund its operations.
(2) Includes cash received primarily from our interests in the insured mortgage securities, mezzanine loans and AIM Limited Partnerships. Interest income received from the insured mortgage securities during the second quarter ended June 30, 2005 is less than the cash received during the preceding quarter due to the significant prepayments of the mortgages underlying these securities.
(3) The June 30, 2004 refinancing transaction reduced our debt service requirements related to certain of our debt. Due to the retirement of our previous repurchase debt and the related Deutsche Bank refinancing, our principal debt service requirements were eliminated (for a three year term) and our interest payments were reduced. The semi-annual interest payment on the BREF Note was paid during the quarter ended June 30, 2005.
(4) The general and administrative expenses and BREF maintenance fee are the amounts as reflected in our consolidated income statement. General and administrative expenses include legal and meeting fees associated with the Board's review of strategic alternatives of approximately $539,000 and $374,000 during the first and second quarters of 2005, respectively.


                           Continued on next page

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES


                                 CRIIMI MAE INC.
           COMPUTATION OF ADJUSTED BOOK VALUE PER DILUTED COMMON SHARE
--------------------------------------------------------------------------------

                                                                            As of                                 As of
                                                                         June 30, 2005                      December 31, 2004
                                                                   -----------------------            -----------------------------
                                                                                   Book Value per                    Book Value per
                                                                     Amount        Diluted Common      Amount        Diluted Common
                                                                 (in thousands)         Share        (in thousands)       Share
                                                                 --------------    --------------    --------------  --------------
Total shareholders' equity in conformity with GAAP                 $ 436,572                          $ 428,058
    Less:  Liquidation value of preferred stock                      (54,475)                           (54,475)
                                                                 --------------    --------------    --------------  --------------

Shareholders' equity attributable to common shareholders             382,097          $ 23.83           373,583          $ 23.49
    Less:  CMBS pledged to secure non-recourse debt                 (623,517)          (38.88)         (625,752)          (39.34)
    Add:  Non-recourse debt secured by pledge of CMBS                529,214            33.00           526,839            33.12
                                                                 --------------    --------------    --------------  --------------
Adjusted shareholders' equity attributable to common shareholders  $ 287,794          $ 17.95         $ 274,670          $ 17.27
                                                                 ==============    ==============    ==============  ==============

                                                                                       As of                           As of
                                                                                  June 30, 2005                  December 31, 2004
                                                                                  --------------                 -----------------
Shares used in computing book value per diluted common share                          16,035,150                        15,906,650
